Exhibit 10.2
USG CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of October 1, 2008, is made and entered into by and between USG Corporation, a Delaware corporation (the “Company”), and                      (the “Executive”).
RECITALS:
I. The Executive is a senior executive of the Company or a Subsidiary and has made and is expected to continue to make major contributions to the growth and financial strength of the Company;
II. The Company recognizes that the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders;
III. The Company desires to assure itself of the continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;
IV. The Company wishes to ensure that its senior executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company; and
V. The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.
NOW, THEREFORE, the Company and the Executive agree as follows:
1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
(a)	“Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means that, prior to any termination pursuant to Section 3(b), the Executive shall have:
(i)	been convicted of a criminal violation involving fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary;
TIER 1 BENEFITS

(ii)	committed intentional wrongful damage to tangible or intangible property of the Company or any Subsidiary; or

(iii)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary.
For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Executive if the Executive is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.
(d)	“Change in Control” means the occurrence during the Term of any of the following events:
(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:
(1)	for purposes of this Section 1(d), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below;

(2)	if any Person is or becomes the beneficial owner of 20% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 1(d)(i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 20% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(4)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 20% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 20% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii).
Notwithstanding anything in this Agreement to the contrary, a Change in Control shall not be deemed to have occurred as a result of an acquisition or the holding of Voting Stock of the Company permitted by Section 2(a) of the Shareholder’s Agreement entered into as of January 30, 2006, by and between the Company and Berkshire Hathaway, Inc.
(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Good Reason” means the failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from the Executive:
(i)	a material diminution in the Executive’s normal duties and responsibilities, including, but not limited to, the assignment without the Executive’s written consent of any diminished duties and responsibilities which are inconsistent with the Executive’s positions, duties and responsibilities with the Company immediately prior to a Change in Control, or a materially adverse change in the Executive’s reporting responsibilities or titles as in effect immediately prior to the Change in Control, whether or not resulting from an act of the Company or otherwise, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive’s employment for disability, retirement, or Cause or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii)	if the Executive was serving as a member of the Board immediately prior to the Change in Control, either (A) the failure to elect or the removal of the Executive as a member of the Board of the Company (or any successor thereto) or (B) if the Executive continues to serve as a member of the Board of the Company (or any successor thereto) following the Change in Control, the Company’s securities are no longer publicly traded; provided, however, that Good Reason shall not exist if the Executive becomes a member of the board of directors of a publicly-traded entity that as a result of the Change in Control owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries;

(iii)	a reduction by the Company in the Executive’s Base Pay as in effect on the date hereof or as the same may be increased from time to time;

(iv)	a change in the Executive’s Target Direct Annual Compensation that results in an aggregate decrease in such Target Direct Annual Compensation in excess of ten percent (10%);

(v)	the Company’s requiring the Executive, without the Executive’s written consent, to be based anywhere other than within fifty (50) miles of the Executive’s office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations immediately prior to the Change in Control;

(vi)	the failure by the Company to continue in effect any investment plan, retirement plan, savings plan, supplemental retirement plan, deferred compensation plan, supplemental investment plan, life insurance plan, health and accident plan, disability plan or other welfare benefit plan in which the Executive was participating at the time of the Change in Control (or plans providing the Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive’s participation or materially reduce the Executive’s benefits or value under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive was then entitled in accordance with the Company’s normal vacation policy in effect on the date of the Change in Control; or

(vii)	the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11 hereof.

(h)	“Incumbent Directors” means the individuals who, as of the date of this Agreement, are Directors of the Company and any individual becoming a Director subsequent to the date of this Agreement whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(i)	“Release Agreement” means an agreement, in substantially the form customarily used by the Company for similarly situated executives of the Company in similar instances, pursuant to which the Executive releases, to the extent permitted by law, all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.

(j)	“Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.

(k)	“Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(l)	“Target Annual Direct Compensation” means the sum of the Executive’s Base Pay, target annual incentive opportunity, and the annualized value of the most recent long-term incentive award approved by the Compensation and Organization Committee of the Board. For purposes of measuring annualized long-term incentives, the awards shall be measured on their date of grant using reasonable assumptions, including, but not limited to, fair value principles such as those identified in Statement of Financial Accounting Standards No. 123, Share-Based Payment; the value of such awards shall be annualized over the frequency of their grant.

(m)	“Term” means the period commencing as of the date hereof and expiring on January 1, 2011, with automatic one-year renewals thereafter unless either party notifies the other at least 120 days before the scheduled expiration date that the Term is not to renew; provided, however, that (i) if a Change in Control occurs during the Term, the Term will expire on, and no sooner than, the last day of the Severance Period; and (ii) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be an officer of the Company or an employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(m), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of the Executive’s employment between the Company and any Subsidiary, or among Subsidiaries.

(n)	“Termination Date” means (i) the date on which the Executive’s employment is terminated by the Company or any Subsidiary or (ii) the date on which the Executive terminates his or her employment pursuant to Section 3(b).

(o)	“Voting Stock” means at any time, the then-outstanding securities entitled to vote generally in the election of directors of the Company.
2.	Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3(c), the payments and benefits provided under this Agreement will not be payable unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

3.	Termination Following a Change in Control.
(a)	If a Change in Control occurs and the Executive’s employment is terminated by the Company or a Subsidiary during the Severance Period (or pursuant to Section 3(c)), the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:
(i)	The Executive’s death;

(ii)	The Executive’s having become unable (as determined by the Board in good faith), with or without reasonable accommodations, to regularly perform the Executive’s duties by reason of illness or incapacity; or

(iii)	Cause.
(b)	In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.

(c)	Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 120 days prior to the date on which the Change in Control occurs, the Executive’s employment with the Company is terminated by the Company other than as described in Section 3(a)(i), 3(a)(ii) or 3(a)(iii), such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement and, in addition, the Company will be required to pay to the Executive in a lump sum in cash within ten (10) business days after such Change in Control (subject to Section 4(b)), the sum of: (1) the difference between the fair market value of a common share of the Company and the exercise price of each outstanding stock option held by the Executive that was forfeited as a result of the Executive’s termination of employment multiplied by the number of shares underlying each stock option held by the Executive that was forfeited as a result of the Executive’s termination of employment and (2) the fair market value of a common share of the Company multiplied by the number of shares underlying each share of restricted stock and each performance share and other equity award held by the Executive that was forfeited as a result of the Executive’s termination of employment. For this purpose, the “fair market value of a common share of the Company” shall be deemed to be the price per share paid in connection with the Change in Control.

(d)	A termination of employment pursuant to Section 3(a), 3(b) or 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any Subsidiary providing employee benefits, which rights will be governed by the terms thereof; provided, however, that if upon termination of employment, the Executive is entitled to severance compensation or benefits under this Agreement and pursuant to any employment or severance agreement or employee plan (an “Employment Agreement”), the Executive will be entitled to severance benefits under either this Agreement or such Employment Agreement, whichever agreement provides for greater benefits, but will not be entitled to benefits under both agreements.
4.	Severance Compensation.
(a)	If, following the occurrence of a Change in Control, the Company or a Subsidiary of the Company terminates the Executive’s employment during the Severance Period other than as described in Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or because the Executive terminates the Executive’s employment pursuant to Section 3(b), subject to Section 4(b), the Company will be obligated to make the following payments and provide the following benefits to the Executive; provided that if payment to the Executive of any amount pursuant to this Section 4(a) would constitute a “deferral of compensation” under Section 409A of the Code and if the Executive’s termination does not constitute a “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, then payment of such amount shall be made, to the extent necessary to comply with Section 409A of the Code and subject to Section 4(b), to the Executive on the later of (i) the payment date identified below in the applicable paragraph of this Section 4(a) or (ii) on the earlier of (A) the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, (B) the Executive’s disability (within the meaning of Section 409A of the Code), (C) a change in control of the Company within the meaning of Section 409A of the Code or (D) the Executive’s death.

(i)	The Executive will be entitled to receive: (i) on the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), any Base Pay which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and payment for any unexpired vacation days which have accrued under the Company’s or a Subsidiary’s vacation policy but are unused, as of the date of termination of the Executive’s employment, (ii) any plan benefits which by their terms extend beyond termination of the Executive’s employment (but only to the extent provided in any such benefit plan in which the Executive has participated as an employee of the Company or a Subsidiary and excluding, except as hereinafter provided in this Section 4, any severance pay program or policy of the Company or a Subsidiary), and (iii) subject to Section 4(a)(ii) below, payments or benefits payable pursuant to the terms of any annual and/or long-term incentive plan of the Company or a Subsidiary in accordance with the terms thereof. In addition, the Executive shall be entitled to the additional benefits and amounts described in the succeeding subsections of this Section 4, in the circumstances described in such subsections.

(ii)	On the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), the Executive will be entitled to receive a lump sum cash payment in an amount equal to the greater of (A) the Executive’s target or par annual bonus for the fiscal year in which the Termination Date occurs or (B) the Executive’s target or par annual bonus for the fiscal year in which the Change in Control occurs, pro-rated for the number of full months that the Executive was employed during such fiscal year (i.e., the annual bonus shall be multiplied by a fraction, the numerator of which is the number of full months during which the Executive was actively employed by the Company in the relevant fiscal year and the denominator of which is 12).

(iii)	On the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), the Executive will be entitled to receive a lump sum cash payment in an amount equal to three (3) times the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) annual bonus (in an amount equal to the greater of the Executive’s target or par annual bonus for the year in which the Termination Date occurs or for the year in which the Change in Control occurs, whichever is greater).

(iv)	For a period of eighteen (18) months following the Termination Date (the “Continuation Period”), the Executive will be entitled to continued participation in the Company’s medical, dental, vision, long-term disability and life insurance plans (excluding benefits under the executive death benefit plan) (the “Benefit Plans”), subject to the terms and conditions of the Benefit Plans, including, but not limited to, timely payment of any employee contributions necessary to maintain participation; provided, however, that (A) such coverage shall be provided only to the extent that such coverage would not be considered “deferred compensation” subject to the requirements of Section 409A of the Code; and (B) the Executive’s continued participation in the Benefit Plans during the Continuation Period shall satisfy the Benefit Plans’ obligation, if any, to provide the Executive the right to continuation coverage under the Benefit Plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. If any benefit described in this Section 4(a)(iv) is subject to tax, the Company will pay to the Executive on the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)) an additional amount such that after payment by the Executive or the Executive’s dependents or beneficiaries, as the case may be, of all taxes (including any income or social security tax) imposed on the benefits described in this Section 4(a)(iv) and any such additional payment by the Company, the recipient retains an amount equal to such taxes.

(v)	On the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), the Executive will be entitled to receive a lump sum cash payment in an amount equal to the present value of continued participation in the Benefit Plans for an additional 18 months. If any benefit described in this Section 4(a)(v) is subject to tax, the Company will pay to the Executive an additional amount such that after payment by the Executive or the Executive’s dependents or beneficiaries, as the case may be, of all taxes (including any income or social security tax) imposed on the benefits described in this Section 4(a)(v) and any such additional payment by the Company, the recipient retains an amount equal to such taxes.

(vi)	In addition to the retirement and other benefits to which the Executive is entitled under the Company’s defined benefit retirement plans (including any supplemental plans) with respect to the Executive’s employment through the Termination Date, the Executive shall be entitled to a lump sum cash payment, on the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), in an amount equal to the present value (calculated in accordance with the terms of the Company’s defined benefit plans or supplemental plans, based on the age of the Executive at the date entitlement to benefits under this Section 4(a)(vi) arises) of the excess of (A) the retirement income and other benefits that would be payable to the Executive under the defined benefit plans (including any supplemental plans) of the Company if the Executive was credited with an additional three years of age and three years of benefit and credited service in addition to the age and total number of years of benefit and credited service the Executive has accrued under such plans over (B) the retirement income and other benefits the Executive is entitled to receive (either immediately or on a deferred basis) under the defined benefit plans (including any supplemental plans) of the Company. In the event that the Executive, after credit for the additional three years, has a total of less than five years of credited service, the Executive nonetheless shall be treated as fully vested under the defined benefit retirement plans and any supplemental retirement plans, but with benefits computed solely on the basis of total benefit service.

(vii)	The Executive shall be entitled to outplacement services for a time period (not less than six (6) months) established by the Company, by a firm selected by the Company in its sole discretion, and at the expense of the Company; provided, however, that all such outplacement services must be completed by December 31 of the second calendar year following the calendar year in which the Termination Date occurs and the Company will be required to make all payments to the Executive for such outplacement services by December 31 of the third calendar year following the calendar year in which the Termination Date occurs.
(b)	Notwithstanding anything to the contrary contained in this Agreement, if any payment, reimbursement, or the provision of any benefit under this Agreement that is paid or provided upon the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code would constitute a “deferral of compensation” under Section 409A of the Code and the Executive is a “specified employee” (as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code) on the date of the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, the Executive (or the Executive’s beneficiary) will receive payment or reimbursement of such amounts or the provision of such benefits upon the earlier of (i) the first day of the seventh month following the date of the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or (ii) the Executive’s death.

(c)	Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

5.	Golden Parachute Excise Tax. The amounts payable to the Executive under Section 4 shall be adjusted as set forth in this Section 5 if the sum (the “combined amount”) of the amounts payable under Section 4 and all other payments or benefits which the Executive has received or has the right to receive from the Company which are defined in Section 280G(b)(2)(A)(i) of the Code, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). In such event, the combined amount shall, unless the following sentence applies, be decreased by the smallest amount that will eliminate any parachute payment. If the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount shall not be decreased, but rather shall be increased by an amount (the “Gross Up Payment”) sufficient to provide the Executive, after tax, a net amount equal to the Code Section 4999 excise tax imposed on such combined amount, as increased pursuant to this section. For this purpose, “after tax” means the amount retained by the Executive after satisfaction (whether through withholding, direct payment or otherwise) of all applicable federal, state, provincial and local income taxes at the highest marginal tax rate, and the employee share of any applicable FICA taxes. To the extent the decrease referred to in the second sentence of this Section 5 applies, such decrease shall be made to the combined amount by reduction of the lump sum payment described in Section 4(a)(ii) of this Agreement and, to the extent further reductions are required, in such payments due to the Executive as the Company may determine. If at a time subsequent to any payment under Section 4, an additional amount of Code Section 4999 excise tax is definitively determined to be due by either the Internal Revenue Service or a court of competent jurisdiction, the Company shall pay to the Executive an additional amount which, net of Federal, state, provincial and local income, FICA and Code Section 4999 excise taxes, will satisfy such additional Code Section 4999 excise tax, including applicable interest and penalties. The parties acknowledge that, if the decrease referred to in the second sentence of this Section 5 is 10% or more of the combined amount, the intention of the preceding sentences in this Section 5 is to place the Executive in the position in which the Executive would be if the Code Section 4999 excise tax did not exist. Notwithstanding any other provision of this Section 5 to the contrary, all taxes and expenses described in this Section 5 shall be paid or reimbursed within fifteen (15) days after the Executive submits evidence of the incurrence of such taxes and/or expenses, provided that in all events such payment or reimbursement shall be made on or before the last day of the year following (a) the year in which the applicable taxes are remitted or expenses are incurred or (b), in the case of reimbursement of expenses incurred due to a tax audit or litigation in which there is no remittance of taxes, the year in which the audit is completed or there is a final or nonappealable settlement or other resolution of the litigation, in accordance with Treas. Reg. § 1.409A-3(i)(1)(v). The Executive shall be required to submit all requests for payment or reimbursement no later than thirty (30) days prior to the last day for payment or reimbursement described in the preceding sentence. Any expense paid or reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be paid or reimbursed by the Company in any other taxable year.

6.	No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

7.	Legal Fees and Expenses.
(a)	If it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay to the Executive and be financially responsible for reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with claims made in good faith but only if, and to the extent and at the earliest date(s) that, such actions are determined to be permitted without violating Section 409A of the Code. Such payments will be made after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. Notwithstanding the foregoing, any such reimbursement shall be for expenses incurred during the Executive’s lifetime and shall be made no later than the last day of the Executive’s tax year following the tax year in which the Executive incurs the expense. In no event will the amount of expenses eligible for reimbursement by the Company in one year affect the amount of expenses eligible for reimbursement to be provided in any other taxable year.

(b)	Without limiting the obligations of the Company pursuant to Section 7(a), in the event that (i) the Executive is entitled to benefits hereunder and (ii) payments to the Executive would be required to be delayed by more than 20 business days due to Section 409A of the Code or otherwise, the performance of the Company’s obligations under Section 4 and this Section 7 will be secured by amounts deposited or to be deposited in a grantor trust pursuant to certain trust agreements to which the Company will be a party providing that the benefits to be paid pursuant to Section 4 and the reasonable fees and expenses of counsel selected from time to time by the Executive pursuant to Section 7(a) will be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 7(b) will not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any amount be transferred to a trust described in this Section 7(b) if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

8.	Competitive Activity; Confidentiality; Nonsolicitation.
(a)	Acknowledgements and Agreements. The Executive hereby acknowledges and agrees that in the performance of the Executive’s duties for the Company during the Executive’s employment, the Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company throughout the United States. The Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 8(i) of this Agreement, gained by the Executive during the Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that the Executive not compete with the Company during the Executive’s employment and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

(b)	Covenants During Employment. During the Executive’s employment, the Executive will not compete with the Company anywhere that the Company conducts its business. In accordance with this restriction, but without limiting its terms, during the Executive’s employment, the Executive will not:
(i)	enter into or engage in any business which competes with the business of the Company;

(ii)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company;

(iii)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(iv)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.
(c)	Covenants Following Termination. If, during the Severance Period, the Executive’s employment is terminated entitling the Executive to payments and benefits under Section 4 of this Agreement, for a period of one (1) year following the termination of the Executive’s employment, the Executive will not:
(i)	enter into or engage in any business which competes with the Company’s business within the United States;

(ii)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s business within the United States;

(iii)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the United States, or attempt to do so; or

(iv)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business within the United States.
(d)	Indirect Competition. For the purposes of Sections 8(b) and 8(c), but without limitation thereof, the Executive will be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive’s own account, or indirectly as a general partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a limited partner, member or stockholder of any limited partnership, limited liability company, or corporation in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the limited partnership interests, limited liability company interests or outstanding stock, as the case may be.

(e)	The Company. For purposes of this Section 8, the Company shall include any and all Subsidiaries.

(f)	The Company’s Business. For the purposes of Sections 8(b), 8(c), 8(j) and 8(k), the Company’s business is defined to be the manufacture and distribution of gypsum wallboard, joint compound and related gypsum products, cement board, gypsum fiber panels, ceiling panels and grid, the distribution of building products and any future businesses that the Company may enter, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

(g)	Extension. If it shall be judicially determined that the Executive has violated any of the Executive’s obligations under Section 8(c), then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(h)	Non-Solicitation. Until the expiration of three (3) years following the Termination Date, the Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its Subsidiaries to terminate their employment, representation or other association with the Company and/or its Subsidiaries.

(i)	Further Covenants.
(i)	The Executive will keep in strict confidence, and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, directly or indirectly, at any time during or after the Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or non-public confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how the Executive may have acquired such information before or during employment. Such confidential information shall include, without limitation, the Company’s unique non-public confidential selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Executive specifically acknowledges that all such non-public confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Executive’s mind or memory and whether compiled by the Company and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Executive during the Executive’s employment with the Company (except in the course of performing the Executive’s duties and obligations to the Company) or after the termination of the Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)	The Executive agrees that upon termination of the Executive’s employment with the Company, for any reason, the Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 8(i)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(j)	Discoveries and Inventions; Work Made for Hire.
(i)	The Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of the Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Executive while in the Company’s employ with the use of the Company’s time, material or facilities or in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during the Executive’s employment and made, conceived or suggested by the Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, the Executive will execute and deliver to the Company, at any time during or after the Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(ii)	Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Company Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
(k)	Communication of Contents of Agreement. During the Executive’s employment and for one (1) year thereafter, the Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which the Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

(l)	Relief. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Agreement would be inadequate. The Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 8(b), 8(c), 8(h), 8(i), 8(j) and 8(k) of this Agreement, without the necessity of proof of actual damage.

(m)	Reasonableness. The Executive acknowledges that the Executive’s obligations under this Section 8 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if the Executive was to violate such obligations. The Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Executive acknowledges constitutes good, valuable and sufficient consideration.
9.	Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

10.	Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

11.	Successors and Binding Agreement.
(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)	This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12.	Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13.	Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

14.	Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid or otherwise unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid or otherwise unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.

15.	Miscellaneous.
(a)	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(b)	Subject to Section 3(d), this Agreement supersedes, as of the date first above written, any prior agreements providing for severance payments and benefits following a Change in Control, including the existing Change in Control Severance Agreement between the Executive and the Company (the “Prior Agreements”). The Executive agrees that he or she has no further rights under the Prior Agreements.

(c)	The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.
16.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provision had never been contained herein.

17.	Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(d), 4, 5, 7, 8, 10, 11(b), 16 and 17 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

18.	Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 12. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

20.	Release Agreement. No payments shall be made under Section 3(c) and Section 4 hereof (other than Section 4(a)(i)) unless the Executive, on or before the 60th day following the Executive’s Termination Date, (a) signs and returns a Release Agreement within the number of days that the Company determines is required under applicable law, but in no event more than forty-five (45) days after the Company delivers the Release Agreement to the Executive and (b) does not revoke such Release Agreement within the time period provided therein, such time period not to exceed seven (7) days. If the Executive becomes entitled to payments under Section 4 hereof (other than Section 4(a)(i)), the Company shall deliver to the Executive a copy of the Company’s standard form of Release Agreement within seven (7) days of the Executive’s Termination Date.

21.	Representations. The Executive represents and warrants to the Company that upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Company represents and warrants to the Executive that upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

22.	Section 409A of the Code. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Executive. This Agreement shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

USG CORPORATION

By:
Name:
Title:

Executive

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